As filed with the Securities and Exchange
                          Commission on April 23, 2002

                                                 Registration No. 333-
--------------------------------------------------------------------------------
                       SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, DC 20549
                                  -------------

                                    FORM S-8
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933


                                DSET CORPORATION
--------------------------------------------------------------------------------
             (Exact Name of Registrant as Specified in its Charter)


                                1160 US Highway 22 East
       New Jersey           Bridgewater, New Jersey 08807        22-3000022
--------------------------- ------------------------------- --------------------
(State or Other Jurisdiction    (Address of Principal         (I.R.S. Employer
   of Incorporation or             Executive Offices)        Identification No.)
      Organization)                    (Zip Code)


               ISPsoft 2000 Stock Plan (assumed January 31, 2002)
               DSET Corporation 2001 Employee Stock Purchase Plan
                  DSET Corporation 1998 Stock Plan, as amended
--------------------------------------------------------------------------------
                           (Full Title of the Plans)

                             William P. McHale, Jr.
                             Chief Executive Officer
                                DSET Corporation
                            1160 U.S. Highway 22 East
                          Bridgewater, New Jersey 08807
--------------------------------------------------------------------------------
                            (Name and Address of Agent
                                   for Service)

                                 (908) 526-7500
--------------------------------------------------------------------------------
                     (Telephone Number, Including Area Code,
                              of Agent for Service)

                                    Copy To:

                            Richard Mattessich, Esq.
                              Tod K. Reichert, Esq.
                                Hale and Dorr LLP
                              650 College Road East
                               Princeton, NJ 08540
                                 (609) 750-7600




                         CALCULATION OF REGISTRATION FEE

======================================================================================================================
                                                                Proposed             Proposed
                                              Amount            Maximum               Maximum             Amount of
           Title of Securities           to be Registered    Offering Price          Aggregate          Registration
            to be Registered                    (1)            Per Share           Offering Price           Fee
-----------------------------------------------------------------------------------------------------------------------

  Common Stock, no par value
    per share:
-----------------------------------------------------------------------------------------------------------------------
  Shares to be issued pursuant
    to prior option grants
    under the ISPsoft 2000
    Stock Plan....................             241,483          $1.97(2)         $  475,721.51(2)        $  113.70
-----------------------------------------------------------------------------------------------------------------------
  Shares issued pursuant
    to the 2001 Employee Stock
    Purchase Plan.................              44,059         $0.9775(3)        $   43,067.67(3)        $   10.30
-----------------------------------------------------------------------------------------------------------------------
  Shares to be issued pursuant
    to the 2001 Employee
    Stock Purchase Plan...........             205,941          $0.45(4)         $   92,673.45(4)        $   22.15
-----------------------------------------------------------------------------------------------------------------------
  Shares to be issued pursuant
    to prior option grants
    under the 1998 Stock Plan.....             771,987          $9.657(5)        $7,455,078.46(5)        $1,095.82(6)
-----------------------------------------------------------------------------------------------------------------------
  Shares to be issued pursuant
    to future option grants
    under the 1998 Stock Plan.....             200,214          $0.45(4)         $   90,096.30(4)        $   21.54
-----------------------------------------------------------------------------------------------------------------------
  Total:                                     1,463,684                           $8,156,637.39           $1,263.51
=======================================================================================================================


(1) For the sole purpose of calculating the registration fee, the number of shares under this Registration Statement has been divided among five subtotals.

(2) Pursuant to Rule 457(h), these prices are calculated based on the weighted average exercise price of $1.97 per share covering 241,483 shares subject to stock options granted under the ISPsoft 2000 Stock Plan.

(3) Pursuant to Rule 457(h), these prices are calculated based on the purchase price of $0.9775 per share covering 44,059 shares purchased under the 2001 Employee Stock Purchase Plan.

(4) Pursuant to Rule 457(h) and 457(c), these prices are estimated solely for the purpose of calculating the registration fee and are based upon the average of the bid and asked prices of DSET's Common Stock on the Nasdaq National Market on April 19, 2002.

(5) Pursuant to Rule 457(h), these prices are calculated based on the weighted average exercise price of $9.657 per share covering 771,987 shares subject to stock options granted under the 1998 Stock Plan.

(6) The Registrant previously paid the registration fee with respect to 297,201 of such shares in connection with the filing of its Registration Statement on Form S-8 (File No. 333-92311) on December 8, 1999.

         Pursuant to Rule 416 under the Securities Act of 1933, as amended, this Registration Statement also covers an indeterminate number of shares as may be issued as a result of the anti-dilution provisions of the ISPsoft 2000 Stock Plan (assumed January 31, 2002), the DSET 2001 Employee Stock Purchase Plan and the DSET 1998 Stock Plan, as amended.

                            -----------------------

                                EXPLANATORY NOTE

     This Registration Statement contains two parts:

     The first part contains a Reoffer Prospectus (the "Prospectus") prepared in accordance with the requirements of Part I of Form S-3. The Prospectus covers reoffers and resales of shares of common stock, no par value (the "Common Stock"), of DSET Corporation ("DSET") by: (i) certain affiliates of DSET with respect to options granted and shares issued prior to the date hereof pursuant to ISPsoft's 2000 Stock Plan, DSET's 2001 Employee Stock Purchase Plan and
DSET's 1998 Stock Plan, as amended (collectively, the "Plans"); (ii) all non-affiliates who hold less than 1,000 shares pursuant to option exercises and shares issued under the Plans prior to the date hereof; and (iii) certain other non-affiliates listed on the Selling Shareholder table herein.

     The second part contains "Information Required in the Registration Statement" pursuant to Part II of Form S-8 with respect to option exercises and share purchases by non-affiliates pursuant to the Plans subsequent to the date hereof.

                                   PROSPECTUS

                   S-3 Reoffer Prospectus dated April 23, 2002

                                DSET CORPORATION

                          56,629 Shares of Common Stock
                   Issuable under the ISPsoft 2000 Stock Plan

                          44,059 Shares of Common Stock
               Issued under the 2001 Employee Stock Purchase Plan

                         602,388 Shares of Common Stock
                 Issuable under the 1998 Stock Plan, as amended

         This Prospectus relates to the public resale, from time to time, of 703,076 shares of our Common Stock (the "Shares") by certain shareholders identified below in the section entitled "The Selling Shareholders." These Shares have been or may be acquired: (i) upon the exercise of stock options granted pursuant to the ISPsoft 2000 Stock Plan and our 1998 Stock Plan; or (ii) pursuant to our 2001 Employee Stock Purchase Plan (collectively, the ISPsoft 2000 Stock Plan, the 1998 Stock Plan and the 2001 Employee Stock Purchase Plan referred to herein as the "Plans"). Options may be granted or shares of our Common Stock may be issued pursuant to the 1998 Stock Plan or the 2001 Employee Stock Purchase Plan in amounts and to persons not presently known by us. Such information, when known, may be included in an amendment to this Prospectus.

         We will not receive any of the proceeds from the sale by the Selling Shareholders of the Shares covered by this Prospectus.

         We have not entered into any underwriting arrangements in connection with the sale of Shares. The Shares may be sold from time to time by the Selling Shareholders or by permitted pledgees, donees, transferees or other permitted successors in interest and may be made on the Nasdaq National Market at prices and at terms then prevailing or at prices related to the then current market price, or in negotiated transactions.

         Our Common Stock is traded on the Nasdaq National Market under the symbol "DSET." On April 19, 2002, the closing sale price of our Common Stock on the Nasdaq National Market was $0.45 per share.

         All per share amounts set forth in this Prospectus reflect the one-for-four reverse stock split capitalization effected by us as of the close of business on August 21, 2001.

          INVESTING IN THE COMMON STOCK INVOLVES A HIGH DEGREE OF RISK.
                    SEE "RISK FACTORS" BEGINNING ON PAGE 6.

         Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this Prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

                 The date of this Prospectus is April 23, 2002.

                          PROSPECTUS TABLE OF CONTENTS

                                                                                                               Page
                                                                                                               ----
Special Note Regarding Forward-Looking Information.....................................................          4
DSET Corporation.......................................................................................          4
Risk Factors...........................................................................................          6
       We have incurred substantial losses in 2001, expect to continue to incur additional losses in the future and will not be successful until we reverse this
         trend.........................................................................................          6
       We may require substantial financing to continue operations which may be
         difficult to obtain and may dilute our existing owners' interests.............................          6
       There is a substantial doubt about our ability to continue as a going concern...................          7
       The liquidity of our Common Stock could be adversely affected if we are delisted
         from the Nasdaq National Market...............................................................          8
       If our Common Stock is delisted from the Nasdaq National Market, it may be subject to the "penny stock" regulations which may affect the ability of our
         shareholders to sell their shares.............................................................          8
       Our stock price has been volatile...............................................................          9
       Our lack of operating history in providing IP provisioning and management
         applications and services makes evaluating our future performance difficult...................          9
       Integrating ISPsoft's corporate structure and operations with DSET's will be challenging and the combined company may not realize the expected benefits
         of the merger.................................................................................          9
       In our competitive markets, potential customers may choose competitors because we are selling a new product in a new line of business, which would reduce our
         ability to increase our revenues..............................................................         10
       Customers who are concerned about our viability or integration may delay
         or cancel orders..............................................................................         10
       We may become involved in expensive patent litigation or other intellectual property proceedings, which could result in liability for damages or stop our
         development and commercialization efforts.....................................................         11
       There are a number of factors, which may cause substantial variability in our
         quarterly operating results...................................................................         11
       Our success depends on the success and sustainability of the market for advanced
          telecommunications products and services.....................................................         12
       Our inability to keep pace with rapid technological change could lead to declines
          in sales and operating margins...............................................................         13
       If we do not manage our corporate consolidation and potential growth on a cost-
          effective and timely basis, our business could suffer........................................         13
       Intense competition in our target market could decrease our profitability.......................         14
       Because we rely heavily on sales to a limited number of customers for a significant portion of revenue, the loss of any one such customer could cause
          our revenues to decline......................................................................         14
       A failure to protect our proprietary rights or to enforce our licensing rights may
          adversely affect our business................................................................         15


       If our products contain defects, we could experience a decline in revenues and
          damages......................................................................................         15
       We rely on third-party software that may be difficult to replace................................         16
       The revenue from licensing and maintenance of our tools products may decline....................         16
       The competitive market for technical personnel may make it difficult for us to
          meet our current and future demands..........................................................         16
       If our direct sales process is ineffective, our revenues will decline...........................         17
       The uncertain length and variability of our product sales cycle makes our revenue
          stream less predictable......................................................................         17
       Dependence on software license revenues makes our operating results difficult to
          predict......................................................................................         18
       We depend on service revenues to increase our overall revenues; services may not
          achieve profitability........................................................................         18
       We are at risk of securities class action litigation due to our stock price volatility..........         18
       Government regulation and related litigation may adversely affect our customers
          and us.......................................................................................         19
       Potential acquisitions of or by us could be costly or unsuccessful..............................         19
       Anti-takeover provisions of shareholder rights plan, charter, by-laws and certain
          provisions under New Jersey law could reduce our stock price.................................         19
Use of Proceeds........................................................................................         21
The Selling Shareholders...............................................................................         21
Plan of Distribution...................................................................................         25
Legal Matters..........................................................................................         26
Experts................................................................................................         26
Information Incorporated by Reference..................................................................         26
Where You Can Find More Information....................................................................         27
Indemnification of Directors and Officers..............................................................         28

               SPECIAL NOTE REGARDING FORWARD-LOOKING INFORMATION

         This Prospectus and the documents incorporated herein contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities and Exchange Act of 1934, as amended. For this purpose, any statements contained herein or incorporated herein that are not statements of historical fact may be forward-looking statements. For example, the words "may," "will," "continue," "believes," "expects," "anticipates," "intends," "estimates," "should" and similar expressions are intended to identify forward-looking statements. There are a number of important factors that could cause DSET's results to differ materially from those indicated by such forward-looking statements. These factors include those set forth below in the section entitled "Risk Factors." In particular, the development and marketing of software solutions and related services to telecommunications services providers by DSET is subject to a number of significant risks and uncertainties, including, but not limited to: (i) our ability to continue as a going concern; (ii) risks associated with the integration of ISPsoft with us following our recent acquisition of ISPsoft and the potential acquisition of other businesses by us, including risks relating to unanticipated liabilities or expenses, lower than expected revenues and the commercialization of acquired technology or products; (iii) the need for substantial financing to continue operations; (iv) the risk that our Common Stock may be delisted from the Nasdaq National Market; (v) our dependence on the market for advanced telecommunications products and services; (vi) rapid technological change in our industry; (vii) our lack of an operating history in providing Internet Protocol (IP)-based provisioning and management applications and services; (viii) the failure to protect proprietary rights or enforce licensing rights; and (ix) the loss of third-party software we utilize in our products. The success of DSET depends to a large degree on continued growth in the market for advanced telecommunications products and services, such as highly scalable provisioning and electronic-bonding solutions. As a result of such risks and others expressed from time to time in DSET's filings with the Securities and Exchange Commission, DSET's actual results may differ materially from the results discussed in or implied by the forward-looking statements contained herein.

                                DSET CORPORATION

         We develop and market highly scalable service-provisioning and electronic-bonding solutions for use by telecommunications providers around the world. Our Universal Provisioning eXchange (UPX) software platform enables any service provider to provision, activate, and manage services such as Internet Protocol (IP) based virtual private networks (VPNs) in complex multi-vendor network environments. We also offer a family of software solutions for competitive service providers that enable them to exchange information with other telecommunications service providers to reduce the time necessary to provision new voice and data services for their customers.

         Our success will depend on continued growth in the market for advanced telecommunications products and services, such as highly scalable service-provisioning and electronic-bonding solutions.

         We are a New Jersey corporation. Our principal executive offices are located at 1160 US Highway 22 East, Bridgewater, New Jersey 08807, and our telephone number is (908) 526-7500. In this Prospectus, the terms "DSET," "the Company," "we," "us" and "our" includes DSET Corporation and its subsidiaries.

                                  RISK FACTORS

         In addition to the other information in this Prospectus, you should carefully consider the following factors in evaluating whether to invest in the Shares. The risks and uncertainties described below are not the only ones we face. Additional risks and uncertainties not presently known to us or that we currently deem immaterial may also impair our business operations and financial results.

         If any of the following risks or other uncertainties actually occur, our business, financial condition or results of operations could be materially adversely affected, and may affect our ability to continue as a going concern. In such case, the trading price of our Common Stock could decline and you may lose all or part of your investment.

         This Prospectus also contains forward-looking statements that involve risks and uncertainties. Our actual results could differ materially from those anticipated in the forward-looking statements as a result of certain factors, including the risks described below and elsewhere in this Prospectus.

WE HAVE INCURRED SUBSTANTIAL LOSSES IN 2001, EXPECT TO CONTINUE TO INCUR ADDITIONAL LOSSES IN THE FUTURE AND WILL NOT BE SUCCESSFUL UNTIL WE REVERSE THIS TREND

       DSET recently, and ISPsoft since inception, have incurred substantial losses. We expect to incur operating losses for the foreseeable future.

       Changes in the telecommunications industry have resulted in significant decreases in our revenue. For the year ended December 31, 2001, we incurred net losses of approximately $33.3 million.

       If sufficient funds are available, we expect to increase our spending as we continue to expand our product offerings and commercialization activities. We will be dependent, in part, on the return of the market for OSS interconnection products and services, as well as acceptance of the IP provisioning products and services. As a result, we will need to generate significant revenues before we will be able to return to profitability.

       Our IP provisioning products and services have only recently been commercially available and have only seen limited opportunities to test them in the marketplace. As a result, we have no basis on which to evaluate whether the market will embrace these products, nor do we have any basis to evaluate whether we will be able to effectively develop, market and sell additional products and services. A lack of customer acceptance of these and any future products would substantially harm our business.

WE MAY REQUIRE SUBSTANTIAL FINANCING TO CONTINUE OPERATIONS WHICH MAY BE DIFFICULT TO OBTAIN AND MAY DILUTE OUR EXISTING OWNERS' INTERESTS

       We will need significant financing to grow our business. Historically, we have operated with cash from our initial public offering and cash flow from operations. Our cash balance has decreased substantially to approximately $13.0 million as of December 31, 2001 from approximately $35.1 million as of December 31, 2000. Subsequently and in connection with our merger with ISPsoft, we incurred or expect to incur additional cash expenditures of approximately $3.7 million through the end of the first quarter of 2002 for acquisition, legal, accounting and financial advisory fees and other integration costs. In addition, we may incur other additional unanticipated merger costs that may require further cash outlays. Some of these nonrecurring costs will increase cash expenditures and may impact our ability to continue to fund our operations. The ability of the newly acquired IP provisioning products and services to contribute to operating revenues is uncertain since there have been no significant revenues from this product line to date. Based on our plan, we believe that our existing available cash and cash equivalents may not be adequate to satisfy current and planned operations for the next 12 months. Additionally, we expect that we may require additional financing prior to our return to profitability.

       If we cannot raise more funds, we could be required to reduce our capital expenditures, scale back our research and product development plans, reduce our workforce, license to others products or technologies we would otherwise seek to commercialize ourselves, sell certain assets, and seek bankruptcy protection.

       We may seek additional funding through collaborative arrangements, borrowing money and by the sale of additional equity securities. Any sales of additional equity securities are likely to result in further dilution to our existing shareholders. Further, if we issue additional equity securities, the new equity securities may have rights, preferences or privileges senior to those of existing holders of our Common Stock. Alternatively, we may borrow money from conventional lenders, possibly at high interest rates, which may affect the value of your holdings. Despite our efforts, funding may not be available to us at all or only on terms that are unacceptable to us. We also could be required to seek funds through arrangements with collaborative partners or others that may require us to relinquish rights to certain of our technologies, product candidates or products which we would otherwise pursue on our own.

THERE IS A SUBSTANTIAL DOUBT ABOUT OUR ABILITY TO CONTINUE AS A GOING CONCERN

         Beginning in the fourth quarter of 2000 and continuing through the fourth quarter of 2001, we experienced negative cash flows from operations and substantial declines in our revenues. For the year ended December 31, 2001, revenue was $9.9 million compared to $47.0 million for the year ended December 31, 2000. Additionally, we recognized $15.7 million in restructuring and impairment charges during 2001 related to certain asset impairments and severance payments to reduce headcount. As a result of these events, we have expended $22.1 million of cash and cash equivalents during 2001 to fund our operations. Our ability to return to profitability and ability to generate positive cash flows from operations will have a significant impact on the period through which our existing cash will be sufficient to fund operations. Based on our plan, which included the merger with ISPsoft and the resulting cash requirements for operations, we believe that our existing available cash and cash equivalents may not be adequate to satisfy current and planned operations for the next 12 months. Additionally, we expect that we may require additional financing prior to our return to profitability. All of these factors raise a substantial doubt as to our ability to continue as a going concern. If we cannot sufficiently improve our profitability or raise more funds on acceptable terms, we could be required to further reduce our capital expenditures, reduce our workforce and possibly explore additional alternatives including seeking bankruptcy protection.

THE LIQUIDITY OF OUR COMMON STOCK COULD BE ADVERSELY AFFECTED IF WE ARE DELISTED FROM THE NASDAQ NATIONAL MARKET

       On February 14, 2002, we received notification from the Nasdaq Stock Market, Inc. ("Nasdaq") that our Common Stock had not maintained the minimum market value of publicly held shares for the 30 days prior to the date of notification and we would have ninety (90) days (until May 15, 2002) to regain compliance. Additionally, on March 5, 2002 Nasdaq notified us that our Common Stock had failed to maintain a minimum bid price of $1.00 per share for the 30 days prior to the date of notification and we would have ninety (90) days (until June 3, 2002) to regain compliance. We cannot guarantee that we will regain and then, maintain compliance with the Nasdaq regulations or that our Common Stock will not be delisted from the Nasdaq National Market. In the event that we are delisted from the Nasdaq National Market, we would attempt to trade on either the Nasdaq SmallCap Market or the OTC Bulletin Board. A delisting from the Nasdaq National Market may have a material adverse effect on our stock price and our ability to raise capital through the issuance of additional equity. If our Common Stock trades on the OTC Bulletin Board, we will be ineligible to use Form S-3 to register shares of our Common Stock with the Securities and Exchange Commission, therefore, making it more expensive to register shares of our Common Stock. In the event our Common Stock is traded on the OTC Bulletin Board, it would become subject to certain securities law restrictions requiring broker/dealers who recommend low-priced securities to persons (with certain exceptions) to satisfy special sales practice requirements, including making an individualized written suitability determination for the purchaser and receive the purchaser's written consent prior to the transaction. The securities laws also require additional disclosure in connection with any trades involving low-priced stocks (subject to certain exceptions), including the delivery, prior to any transaction, of a disclosure schedule explaining the market for such stocks and the associated risks. These requirements could severely limit the market liquidity of our Common Stock and your ability to sell the Common Stock in the secondary market.

IF OUR COMMON STOCK IS DELISTED FROM THE NASDAQ NATIONAL MARKET, IT MAY BE SUBJECT TO THE "PENNY STOCK" REGULATIONS WHICH MAY AFFECT THE ABILITY OF OUR SHAREHOLDERS TO SELL THEIR SHARES

       If Nasdaq delists our Common Stock from the National Market System, it could become subject to Rule 15g-9 under the Exchange Act, which imposes additional sales practice requirements on broker/dealers that sell such securities to persons other than established customers and "accredited investors" (generally, an individual with a net worth in excess of $1,000,000 or an annual income exceeding $200,000, or $300,000 together with his or her spouse's income). For transactions covered by this rule, a broker/dealer must make a special suitability determination for the purchaser and receive the purchaser's written consent to the transaction prior to the sale. Consequently, the rule may adversely affect the ability of the holders of our Common Stock to sell their shares in the secondary market.

       Regulations of the Securities and Exchange Commission define "penny stock" to be any non-Nasdaq equity security that has a market price (as therein defined) of less than $5.00 per share or with an exercise price of less than $5.00 per share, subject to certain exceptions. For any transaction involving a penny stock, unless exempt, the rules require delivery, prior to any transaction of penny stock, of a disclosure schedule prepared by the Securities and Exchange Commission relating to the penny stock market. The Securities and Exchange Commission also requires disclosure about commissions payable to both the broker/dealer and its registered representative and information regarding current quotations of the securities. Finally, the Securities and Exchange Commission requires that monthly statements be sent disclosing recent price information for the penny stock held in the account and information on the limited market in penny stocks.

       If our Common Stock were subject to the rules on penny stocks, the market liquidity for our Common Stock could be severely and adversely affected.

OUR STOCK PRICE HAS BEEN VOLATILE

       We completed our initial public offering in March 1998. Since then, the market price of our Common Stock has been highly volatile and is subject to wide fluctuations. We expect our stock price to continue to fluctuate:

     o    in response to quarterly fluctuations in our operating results;

     o    because of market conditions in our industry;

     o    in  reaction  to  announcements  of  technological  innovations,   new
          products, or significant agreements by us or our competitors;

     o in reaction to changes in prices of our products or the products of our competitors; and

     o    in reaction to changes in trading activity and volume.

OUR LACK OF OPERATING HISTORY IN PROVIDING IP PROVISIONING AND MANAGEMENT APPLICATIONS AND SERVICES MAKES EVALUATING OUR FUTURE PERFORMANCE DIFFICULT

       Historically, we developed and sold software tools, applications, electronic-bonding gateways and services to telecommunications equipment suppliers and competitive telecommunications service providers. The IP provisioning products and services, although software applications, perform different functions than our historic products, which have been targeted at large incumbent communications providers and network providers, and, in part, at our traditional customer base. In addition, the IP provisioning products have no history of being sold to our historical customer base. Because we have not previously operated as a provider of IP provisioning and management applications, we have no basis to evaluate our ability to develop, market and sell such products. Our ability to commercialize these products and services and generate operating profits and positive operating cash flow will depend principally upon our ability to:

     o    attract and retain an adequate number of customers;

     o    enter new markets and compete successfully in them;

     o    manage operating expenses;

     o    raise additional capital to fund our capital expenditure plans; and

     o    attract and retain qualified personnel.

INTEGRATING ISPSOFT'S CORPORATE STRUCTURE AND OPERATIONS WITH DSET'S WILL BE CHALLENGING AND THE COMBINED COMPANY MAY NOT REALIZE THE EXPECTED BENEFITS OF THE MERGER

       The merger of ISPsoft and DSET in January 2002 involves the integration of two different companies that have previously operated independently. Integrating DSET's operations, technologies and personnel with those of ISPsoft will be a complex process, and it is uncertain whether the integration will be completed rapidly or that after the integration the combined company will achieve the expected benefits of the merger. Importantly, ISPsoft personnel have never operated as a publicly held company, and will now be subject to rigorous disclosure and reporting obligations. The diversion of the attention of management and any difficulties encountered in the process of combining our companies could lead to possible unanticipated liabilities and costs and cause the disruption of, or a loss of momentum in, the business activities of the combined company. We will be forced to operate in multiple locations in various states. Further, the process of combining our companies could create uncertainty among employees about their future roles with us, thereby negatively affecting employee morale. This uncertainty may adversely affect the ability of us to retain some of our key employees after the merger. Furthermore, the management of the combined company will have to establish a new organizational structure that is cost-efficient and productive. As a consequence, we cannot assure you that we will successfully integrate ISPsoft or profitably manage the combined company. In addition, we cannot be certain that, following the transaction, we will achieve revenues, net income, efficiencies or synergies that justify the merger or that the merger will result in increased earnings for us in any future period.

IN OUR COMPETITIVE MARKETS, POTENTIAL CUSTOMERS MAY CHOOSE COMPETITORS BECAUSE WE ARE SELLING A NEW PRODUCT IN A NEW LINE OF BUSINESS, WHICH WOULD REDUCE OUR ABILITY TO INCREASE OUR REVENUES

       Our success will depend upon the willingness of IP service providers to accept us as a new provider of IP provisioning and management applications. While we believe that our customer marketing efforts, including targeted customer trials of our products and services, will help us to develop products and services that are attractive to potential customers, we cannot be assured that we will be successful in overcoming any such resistance nor can we be assured that customers will buy our products and services. A lack of customer acceptance would reduce our ability to increase our revenues and would adversely affect our business. Potential competition to our business will come from four categories of industry segments. The first class of competitors is the equipment vendors, such as Cisco, Nortel and Lucent. These vendors typically provide some management tools with their equipment that would compete with our multi-vendor products. The second group of competitors is the third-party established operations support systems vendors such as Eftia, Vitria and Telcordia Technologies, each of whom could leverage their existing markets to move into those markets targeted by us. Additional entrants to the marketplace that we will target include Orchestream, Dorado, Syndesis and CPlane. Competition will also come from in-house systems that various large service providers such as MCI Worldcom and AT&T have built for their internal use.

CUSTOMERS WHO ARE CONCERNED ABOUT OUR VIABILITY OR INTEGRATION MAY DELAY OR CANCEL ORDERS

       Our customers and potential customers may delay or cancel orders for products and/or services as a result of their concerns and uncertainty over the evolution, integration and support of our electronic-bonding gateways and IP provisioning products and services. A delay or cancellation of orders could have a material adverse effect on our business.

WE MAY BECOME INVOLVED IN EXPENSIVE PATENT LITIGATION OR OTHER INTELLECTUAL PROPERTY PROCEEDINGS, WHICH COULD RESULT IN LIABILITY FOR DAMAGES OR STOP OUR DEVELOPMENT AND COMMERCIALIZATION EFFORTS

       We may become a party to patent litigation or other proceedings regarding intellectual property rights.

       Other types of situations in which we may become involved in patent litigation or other intellectual property proceedings include:

     o we may initiate litigation or other proceedings against third parties to enforce our patent rights;

     o we may initiate litigation or other proceedings against third parties to seek to invalidate the patents held by these third parties or to obtain a judgment that our products or services do not infringe the patents of these third parties;

     o if our competitors file patent applications that claim technology also claimed by us, we may participate in interference or opposition proceedings to determine the priority of invention; and

     o if third parties initiate litigation claiming that our processes or products infringe their patents or other intellectual property rights, we will need to defend against these claims.

       The cost to us of any patent litigation or other proceeding, even if resolved in our favor, could be substantial. We maintain insurance coverage to assist in defraying the costs and potential losses associated with defending actions for intellectual property claims. We do not maintain insurance coverage for actions commenced by us. Some of our competitors may be able to sustain the cost of litigation or proceedings more effectively than we can because of their substantially greater financial resources. If a patent litigation or other intellectual property proceeding is resolved unfavorably to us, we may be enjoined from selling our products and services without a license from the other party and be held liable for significant damages. We may not be able to obtain any required license on commercially acceptable terms or at all.

       Uncertainties resulting from the initiation and continuation of patent litigation or other proceedings could have a material adverse effect on our ability to compete in the marketplace and, therefore, to become profitable. Patent litigation and other proceedings may also divert significant management time away from growing our business.

THERE ARE A NUMBER OF FACTORS WHICH MAY CAUSE SUBSTANTIAL VARIABILITY IN OUR QUARTERLY OPERATING RESULTS

       Our revenue, gross profit, operating income and net income may vary substantially from quarter to quarter due to a number of factors. Many factors, some of which are not within our control, may contribute to fluctuations in operating results. These factors include the following:

     o    market acceptance of our new products;

     o market acceptance of the "Pay As You Grow" and Gateway Rental Program plans;

     o    timing and levels of hardware and software purchases by customers;

     o    budgetary constraints of our customers;

     o consolidation within our target markets, such as with CLECs, via merger, acquisition or cessation of business;

     o    timing, size and stage of application development projects;

     o    new product and service introductions by our competitors or us;

     o    seasonal impact on projects for customers;

     o    our employment patterns;

     o    costs associated with fixed-price contracts;

     o market factors affecting the availability or costs of qualified technical personnel;

     o timing and customer acceptance of our new product and service offerings;

     o    length of sales cycle;

     o    variations in revenues from our distributors and partners;

     o    costs related to acquisitions of technology or businesses; and

     o    industry and general economic conditions.

       Historically, our revenue has been higher in the fourth quarter due to capital budgeting and spending patterns by customers. As with the fourth quarter of 2000, the fourth quarter of 2001 was again the lowest revenue quarter for the year at approximately $1.9 million. We anticipate that the business will continue to be subject to seasonal variations. In addition, depending on the sales program by which the customer acquires our products and services, a significant portion of quarterly revenue may be recognized in the last few weeks of the last month of each quarter. As a result, we may not recognize any negative fluctuations in revenue until the end of a particular quarter.

       Many of our costs, such as personnel and facilities costs, are relatively fixed in nature. Expense levels are based in part on expectations of future revenue. As a result, operating results have been and in the future will continue to be impacted by changes in technical personnel cost and utilization rates. Technical personnel utilization rates have been and are expected to continue to be adversely affected during periods of rapid and concentrated hiring. In addition, during such periods, we are likely to incur greater technical training costs. Due to these and other factors, if we are successful in expanding our service offerings and revenue, periods of variability in utilization are likely to occur. In addition, revenues in any given period are likely to come from a limited number of customer contracts. Any delay in the closing of, or the loss of any number of, such contracts would adversely affect results of operations. Therefore, past operating results and period-to-period comparisons should not be relied upon as an indication of future operating performance.

OUR SUCCESS DEPENDS ON THE SUCCESS AND SUSTAINABILITY OF THE MARKET FOR ADVANCED TELECOMMUNICATIONS PRODUCTS AND SERVICES

       The global telecommunications market is evolving rapidly and it is difficult to predict its potential size or future growth rate. We cannot assure investors that the global deregulation and privatization of the worldwide telecommunication market that has resulted in increased competition and escalating demand for new technologies and services will continue in a manner favorable to us or our business strategies.

       Since our customers are concentrated in the competitive telecommunications industry in the United States, our future success is dependent upon increased utilization of OSS interconnection and related applications by telecommunications providers, the financial health and buying patterns of CLECs, which in late 2000 was significantly impaired, and the continued demand for integration, support and maintenance services. We cannot guarantee that current or future products or services will achieve acceptance among telecommunications carriers, network equipment vendors and other potential customers or that these customers will not adopt alternative architectures or technologies that are incompatible with our technologies.

       In addition, it is predicted that the telecommunications industry may experience significant consolidation in the near future. This may result in fewer potential customers for our products and services, increasing the level of competition in the industry. Also, due to the predicted continued cash shortage for the small to medium telecommunications providers, larger or consolidated telecommunications providers may have stronger purchasing power, which could put pressure on prices and result in lower operating margins.

OUR INABILITY TO KEEP PACE WITH RAPID TECHNOLOGICAL CHANGE COULD LEAD TO DECLINES IN SALES AND OPERATING MARGINS

       Over the last decade, and especially in the last year, the market for telecommunications products and related services has been characterized by rapid technological developments, evolving industry standards, changes in end-user requirements and frequent new product and service introductions. Continued changes such as these may render our existing product and service offerings obsolete. As a result, our position in this market could be negatively impacted due to unforeseen changes in product features and functions of competing products. Our future results of operations will depend in part on our ability to respond to these changes by enhancing existing products and services and by developing and introducing, on a timely and cost-effective basis, new products, features and related services to meet or exceed technological advances introduced by competitors. However, we cannot guarantee success in identifying, developing and marketing new products, product enhancements and related services necessary to keep pace with technological change, which could lead to declines in sales and operating margins.

IF WE DO NOT MANAGE OUR CORPORATE CONSOLIDATION AND POTENTIAL GROWTH ON A COST-EFFECTIVE AND TIMELY BASIS, OUR BUSINESS COULD SUFFER

       Our downsizing throughout 2001 has placed, and is expected to continue to place, a significant strain on our managerial, operational and technical resources. Our ability to manage this consolidation or, when able, to grow effectively, will require continued improvement of operational, financial and other internal systems, as well as business development and strategic alliance capabilities. Additionally, we must continue to attract, hire, train, retain, motivate and manage our employees. We must allocate sufficient engineering resources to improve the quality and depth of our current offerings and develop new products. The failure to manage the reduced employee base, improve operating systems or integrate resources when needed on a cost-effective and timely basis could have a material adverse effect on our business.

INTENSE COMPETITION IN OUR TARGET MARKET COULD DECREASE OUR PROFITABILITY

       We compete in rapidly changing markets that are intensely competitive and involve changing technologies, evolving industry standards, frequent new product introductions, regulatory issues and rapid changes in customer requirements. We compete with other interconnection software providers, order management system providers, system integrators, IP provisioning providers and in-house development staffs of telecommunications providers and network equipment vendors via partnerships with our direct product competitors or through development by them of competing products. Many of our current and potential competitors have longer operating histories, greater name recognition, larger or captive customer bases and significantly greater financial, technical, sales, customer support, marketing and other resources.

       We believe the principal competitive factors affecting the market for our products are:

     o    pricing of our products and services;

     o    breadth and depth of solutions offered;

     o    product quality and performance;

     o strength of core technology and product features such as adaptability, scalability, ability to integrate with other products, functionality and ease of use;

     o    ability to install and implement solutions;

     o    customer support and service;

     o    relationships with business partners and alliances; and

     o    continued building of a base of satisfied and referable customers.

BECAUSE WE RELY HEAVILY ON SALES TO A LIMITED NUMBER OF CUSTOMERS FOR A SIGNIFICANT PORTION OF REVENUE, THE LOSS OF ANY ONE SUCH CUSTOMER COULD CAUSE OUR REVENUES TO DECLINE

       We currently derive, and expect to continue to derive, a significant portion of our revenues from a limited number of customers including competitive service providers, or CSPs. For the year ended December 31, 2001, we had one customer who accounted for approximately 19% of total revenues. For the quarter ended March 31, 2001, we had one customer, which accounted for 37% of revenues for such quarter. For the quarter ended June 30, 2001, we had two customers, which accounted for 14% and 10% of revenues, respectively, for such quarter. For the quarter ended September 30, 2001, we had three customers, which accounted for 12%, 11%, and 10% of revenues, respectively, for such quarter. For the quarter ended December 31, 2001, we had one customer, which accounted for 15% of revenues for such quarter. The amount of revenue derived from a specific customer for any one product varies from period to period, and a major customer in one period may not produce significant additional revenue in a subsequent period. Other than certain agreements that provide for on-going maintenance revenues or minimum royalties for run-time licenses, none of our customers have entered into agreements requiring on-going minimum purchases. Due to a continued decrease in the number of existing and prospective CSPs as a result of continued economic uncertainties, to the extent that we are not able to capture new major customers or to maintain relations with existing major customers, our revenues may be subject to further substantial period-to-period fluctuations and could decline significantly.

A FAILURE TO PROTECT OUR PROPRIETARY RIGHTS OR TO ENFORCE OUR LICENSING RIGHTS MAY ADVERSELY AFFECT OUR BUSINESS

       Our success and ability to compete effectively is dependent, in part, upon our proprietary rights. We rely primarily on a combination of copyright, trademark, patent and trade secret laws, as well as confidentiality procedures and contractual restrictions, to establish and protect these proprietary rights. Our practice is to enter into non-competition, non-disclosure and invention assignment agreements with our employees and consultants, and into non-disclosure agreements with customers, partners and distributors. We cannot assure investors that these measures will be adequate to protect our proprietary rights.

       We may also be subject to further risks as we enter into transactions in countries where intellectual property laws are not well developed or are difficult to enforce. Legal protections of proprietary rights may be ineffective in other countries. Litigation may be necessary to defend and enforce those proprietary rights, which could result in substantial costs and diversion of management resources and could have a material adverse effect on our business, financial condition and results of operations, regardless of the final outcome of such litigation. Despite efforts to safeguard and maintain proprietary rights both in the United States and abroad, there is no guarantee that we will be successful in doing so. Furthermore, we cannot assure investors that the steps taken by us will be adequate to deter misappropriation or independent third-party development of our technology or to prevent an unauthorized third party from copying or otherwise obtaining and using our products or technology. Any of these events could have a material adverse effect on our business, financial condition and results of operations.

       DSET, or our employees, may become subject to claims of infringement or misappropriation of the intellectual property rights of others. In addition, in our licenses and software development and distribution agreements, we agree to indemnify customers and distributors for any expenses and liabilities resulting from claimed infringements of patents, trademarks, copyrights or other proprietary rights of third parties. The amount of indemnity obligations may be greater than the revenue that may have been received under these agreements. We cannot assure investors that third parties will not assert infringement or misappropriation claims against us, our customers, partners or distributors in the future with respect to our employees or current or future products or services. Any claims or litigation, with or without merit, could be time-consuming, result in costly litigation, cause product shipment delays or require us to enter into royalty or licensing arrangements. Royalty or licensing arrangements, if necessary, may not be available on terms acceptable to us, if at all, which could have a material adverse effect on our business, financial condition and results of operations.

IF OUR PRODUCTS CONTAIN DEFECTS, WE COULD EXPERIENCE A DECLINE IN REVENUES AND DAMAGES

       Applications developed, licensed and sold by us may contain errors or failures. We cannot guarantee that errors or failures will not be found in our products or applications or, if discovered, that we will be able to successfully correct any errors or failures in a timely manner or at all. The occurrence of errors or failures in our products and applications could result in loss of or delay in market acceptance, increased service and warranty costs or payment of compensatory or other damages. In addition, errors or failures may result in delays in recognition of revenue and diversion of engineering resources during the period in which we are required to correct any defects. In 2000 and 2001, we obtained errors and omissions insurance to cover liability associated with our software development and license agreements.
There is no assurance that we will be able to maintain this coverage in the future. Although agreements with customers typically contain provisions intended to limit exposure to potential claims as well as any liabilities arising from such claims, our contracts with customers may not effectively protect us against the liabilities and expenses associated with software errors or failures. Accordingly, errors or failures in our products, solutions or applications could have a material adverse effect upon our business, financial condition and results of operations.

WE RELY ON THIRD-PARTY SOFTWARE THAT MAY BE DIFFICULT TO REPLACE

       Some of the software we license from third parties and utilize in conjunction with our products may be difficult to replace. This software may not continue to be available on commercially reasonable terms, if at all. In many cases we have identified potential replacements or may have procured source code rights for certain third-party software. However, replacement software may not have the same functionality or integration within our products. Additionally, of the third-party software that is not at least in some form immediately replaceable, we would need to internally develop alternatives or increased functionality, which could take substantial time and resources. The loss or inability to maintain any of these technology licenses could result in delays in the sale of our products and services until equivalent technology, if available, is identified, licensed, and integrated, which could harm our business.

THE REVENUE FROM LICENSING AND MAINTENANCE OF OUR TOOLS PRODUCTS MAY DECLINE

       In 2001, we transitioned primary responsibility for licensing, support and development services of our application development toolkits and certain of our gateway products to a distributor for which we receive a percentage of their revenue. We cannot guarantee any revenue from this arrangement and historical projections may be inaccurate in producing forecasts for these products.

       Portions of the revenue from this arrangement are generated from direct licensing, royalties for run-time licenses, maintenance and additional fees relative to development projects. Run-time royalties generally become due upon the deployment by equipment vendors to telecommunications carriers of network devices, which have embedded applications built with our software. Many customers are contractually required to periodically report the sales of these network devices to our distributor or us. Although we both generally have the right to periodic audits in these contracts which provide for run-time royalties, we cannot assure investors that customers will accurately report their sales or that we will be able to effectively monitor and enforce our contractual rights with respect to run-time royalty fees.

THE COMPETITIVE MARKET FOR TECHNICAL PERSONNEL MAY MAKE IT DIFFICULT FOR US TO MEET OUR CURRENT AND FUTURE DEMANDS

       Our future success depends to a significant extent on our ability to attract, hire, train, retain and motivate qualified technical and sales personnel, with appropriate levels of managerial and technical capabilities. Our complex technology generally requires a significant level of expertise to effectively develop and market our products and services and to perform custom application development and installation services. We believe that there remains significant competition for professionals with the advanced skills required. We have at times experienced, and continue to experience, difficulty in recruiting and at times retaining, qualified personnel. We compete for personnel with software companies, system integrators and telecommunications companies, many of which have greater resources. Market conditions also may affect our ability to attract and retain qualified personnel. This makes it difficult for us to hire the quality and number of highly skilled technical and sales personnel required to meet current and expected future demand. In addition, it may make it more expensive to hire those personnel in general. Due to this competition, and market conditions we have experienced, and expect to continue to experience, turnover in technical and sales personnel is high. There is no guarantee that we will be successful in attracting and retaining the technical or sales personnel required to conduct and successfully expand operations. Our business, financial condition and results of operations could be materially adversely affected if we are unable to attract, hire, train, retain and motivate qualified technical and sales personnel.

IF OUR DIRECT SALES PROCESS IS INEFFECTIVE, OUR REVENUES WILL DECLINE

       Although we are aggressively striving to enhance and expand our strategic alliances programs, we continue to sell our products primarily through our direct sales force. We believe that there is significant competition for sales personnel with the advanced skills and technical knowledge we desire. Our inability to hire and train competent sales and sales support personnel, or our failure to retain them, would harm our business. Additionally, by relying primarily on a direct sales model, we may miss opportunities available through other channels. We plan to expand our sales efforts to include additional resellers and partners and the failure to expand indirect channels may place us at a competitive disadvantage.

       Our entire sales and marketing strategy involves substantial risk. There can be no assurance that we will be successful in implementing our strategy, that it will lead to achievement of our objectives, or that some resellers or partners will not attempt to partner with our competitors, or develop or acquire products, or services that compete with our products or services. Any inability to maintain our strategic relationships or to enter into any additional strategic relationships may have a material adverse affect on our business. If we are unable to implement our strategy effectively, our business will be materially adversely affected.

THE UNCERTAIN LENGTH AND VARIABILITY OF OUR PRODUCT SALES CYCLE MAKES OUR REVENUE STREAM LESS PREDICTABLE

       Our products are often used by our customers to deploy mission-critical solutions for their businesses. Additionally, the cost of our products and suites of products can be significant to a customer's overall financial position. As such, customers generally consider a wide range of issues before committing to purchase products, including product benefits, ability to operate with existing or planned computer systems, scalability, reliability and competitive price. Many customers are still in the early stages of developing their businesses and need to be educated about the use and benefits of our products and services. Additionally, the purchase of our products generally involves a significant commitment of capital and other resources by the customer. This can mean additional technical reviews, assessment of competitive products and approval at several levels within the customer's management and executive structure.

       The period of time between initial customer contact and execution of a license agreement or contract for services with telecommunications service providers typically ranges from three to nine months. The variability of these sales cycles could have a material adverse effect on our business, financial condition and results of operations.

DEPENDENCE ON SOFTWARE LICENSE REVENUES MAKES OUR OPERATING RESULTS DIFFICULT TO PREDICT

       License revenues in any quarter are difficult to forecast because they depend on relatively few orders booked and shipped in that quarter. Moreover, we have historically recognized a substantial percentage of revenues in the last month of the quarter, frequently in the last week or even the last days of the quarter, and we expect this trend to continue for as long as our licensed software products represent a substantial part of our overall business. Since our expenses are relatively fixed in the near term, any shortfall from anticipated revenues or any delay in the recognition of revenues could result in significant variations in operating results from quarter to quarter. We find it difficult to forecast quarterly license revenues because our sales cycles, from initial evaluation to delivery of software, is lengthy and varies substantially from customer to customer. If revenues fall below our expectations in a particular quarter, our business could be harmed. In the first quarters of fiscal 2001, our revenues did, in fact, fall below our own and consensus securities analysts' estimates for those quarters and, as a result, the price of our stock declined significantly during those periods. Specifically, license revenues decreased by 92% to $2.6 million for the year ended December 31, 2001 from $32.9 million for the year ended December 31, 2000. Although we have introduced both "Pay As You Grow" and Gateway Rental Program pricing models providing pricing alternatives to CSPs, if our revenues fall below our own estimates or below the consensus securities analysts' estimate in an upcoming quarter, our stock price could decline further, harming our business significantly in terms of, among other things, diminished employee morale and public image.

WE DEPEND ON SERVICE REVENUES TO INCREASE OUR OVERALL REVENUES; SERVICES MAY NOT ACHIEVE PROFITABILITY

       Since the introduction of our interconnection gateway products in 1998, most of our customers have installed and are operating our products. Many of these have entered into service agreements, which make up a portion of our revenue. Service revenues represented 73.5%, 30.2% and 46.0% of total revenues for fiscal 2001, 2000 and 1999, respectively. The level of service revenues depends largely upon our implementation services and ongoing renewals of customer support contracts by our installed customer base. Our implementation revenues could decline if third-party organizations such as systems integrators compete for the installation or servicing of our products. In addition, our customer support contracts might not be renewed in the future. Due to the increasing costs of operating a professional services organization, we may not be able to sustain profitability in this part of our business in the near future, or ever.

WE ARE AT RISK OF SECURITIES CLASS ACTION LITIGATION DUE TO OUR STOCK PRICE VOLATILITY

       In the past, securities class action litigation has often been brought against a company following periods of volatility in the market price of its securities. We may in the future be the target of similar litigation, either due to stock price declines associated with our failure to meet consensus securities analysts' estimates for revenues or earnings for prior fiscal periods or due to future volatility in our stock price. This litigation could result in substantial costs and divert management's attention and resources. We are not aware of any litigation due to stock price volatility at this time.

GOVERNMENT REGULATION AND RELATED LITIGATION MAY ADVERSELY AFFECT OUR CUSTOMERS AND US

       While our operations are not directly regulated, existing and potential customers are subject to a variety of United States and foreign governmental regulations. These regulations and future changes to them may negatively impact the telecommunications industry, limit the number of potential customers for our products and services or otherwise have a material adverse effect on our business, financial condition and results of operations. Recently enacted legislation, including the Telecommunications Act of 1996, deregulating the telecommunications industry has caused and may continue to cause changes in the telecommunications industry, including the entrance of new competitors and possible industry consolidation. These events could reduce our potential customer base, increase pricing pressures, decrease demand for our products, increase the cost of doing business or otherwise have a material adverse effect on our business, financial condition and results of operations. Currently the Federal Communications Commission and state authorities are implementing the provisions of the Telecommunications Act of 1996 and several of the decisions by the Federal Communications Commission and state authorities are being challenged in court. In addition, Congress is exploring potential additional changes. We cannot predict the extent to which such legislation and related litigation will affect our current and potential customers or ultimately affect our business, results of operations and financial condition.

POTENTIAL ACQUISITIONS OF OR BY US COULD BE COSTLY OR UNSUCCESSFUL

       As part of our strategy, we intend to continue to pursue acquisitions of businesses or technologies to broaden our product and service offerings, add technical or sales personnel, increase our presence in existing markets, expand into new geographic markets, establish strategic relationships and obtain desirable customer relationships. If we buy another company or selected assets or technologies, we could have difficulty assimilating acquired personnel, operations, customers or vendors. In addition, one or more of such personnel, customers or vendors may decide not to work for or continue to do business with us. These difficulties could disrupt our ongoing business, distract management and employees and increase expenses. Although we conduct due diligence reviews with respect to all acquisition candidates, all material liabilities or risks related to potential acquisitions may not be successfully identified. Furthermore, we may have to incur debt or issue equity securities to pay for any future acquisitions, the issuance of which could be dilutive to existing shareholders. In addition, certain of our key personnel have executed change of control agreements detailing circumstances governing their removal and severance rights in any acquisition or change in our management structure.

ANTI-TAKEOVER PROVISIONS OF SHAREHOLDER RIGHTS PLAN, CHARTER, BY-LAWS AND CERTAIN PROVISIONS UNDER NEW JERSEY LAW COULD REDUCE OUR STOCK PRICE

       On July 20, 2001, our board of directors adopted a shareholder rights plan. Under the rights plan, each of our shareholders of record on July 31, 2001 received a distribution of one right for each share of our Common Stock. Initially, the rights are represented by our Common Stock certificates, are not traded separately from our Common Stock, and are not exercisable. The rights become exercisable only if a person acquires, or announces a tender offer, that would result in ownership of 15% or more of our Common Stock, at which time each right would enable the holder to buy one one-thousandth of a share of our Series A preferred stock at an exercise price of $20, subject to adjustment. The actual number of shares acquirable by the holder equals $20 divided by one-half of the then current market price of our Common Stock. Additionally, the rights plan provides that in the event of a subsequent merger or other acquisition of us, the holders of rights will be entitled to buy shares of common stock of the acquiring entity at one-half of the market price of the acquiring company's shares.

       In addition, anti-takeover provisions of New Jersey law, our Certificate of Incorporation and By-Laws could make it more difficult for a third party to acquire control of us, even if such change would be beneficial to our shareholders. Our Certificate of Incorporation provides that the board of directors may issue preferred stock with superior rights and preferences without common shareholder approval.

         Each of these anti-takeover measures could have the effect of delaying, deterring or preventing a change in control. This could be harmful to shareholders because it could prevent them from realizing a premium for their stock.

                                 USE OF PROCEEDS

         DSET will not receive any proceeds from the sale of the Shares covered by this Prospectus. While DSET will receive sums upon any exercise of options by the Selling Shareholders, DSET currently has no plans for their application, other than for general corporate purposes. DSET cannot assure that any of such options will be exercised.

                            THE SELLING SHAREHOLDERS

         The individuals listed below (the "Selling Shareholders") have or will acquire the Shares being registered pursuant to the exercise of options previously granted to them or assumed by DSET or through the 2001 Employee Stock Purchase Plan. The Shares may not be sold or otherwise transferred by the Selling Shareholders unless and until the applicable options are exercised in accordance with their terms.

         The following table sets forth: (i) the name of each Selling Shareholder; (ii) his or her position(s), office or other material relationship with DSET and its predecessors or affiliates, over the last three years; (iii) the number of shares of Common Stock owned (or subject to options) by each Selling Shareholder as of the date of this Prospectus and prior to this offering; (iv) the number of shares of Common Stock which may be offered and are being registered for the account of each Selling Shareholder by this Prospectus (some of which have been or may be acquired by the Selling Shareholders pursuant to the exercise of options subject to the appropriate vesting of such options); and (v) the amount of Common Stock to be owned by each such Selling Shareholder if such Selling Shareholder were to sell all of their shares of Common Stock covered by this Prospectus.

         DSET cannot assure that any of the Selling Shareholders will offer for sale or sell any or all of the Shares offered by them pursuant to this Prospectus.

                                                                                                                         NUMBER
                                                                     NUMBER OF                                           SHARES/
                                                                       SHARES/                                        PERCENTAGE OF
                                                                    PERCENTAGE OF                                        COMMON
                                                                    COMMON STOCK                                       STOCK OWNED
                                                                      PRIOR TO                     NUMBER OF            AFTER THE
                                                                   OFFERING (BOTH                  SHARES OF            OFFERING
                                                                    HELD DIRECTLY                   COMMON             (BOTH HELD
                                    POSITION WITH                        OR                       STOCK TO BE          DIRECTLY OR
       NAME                             DSET                        INDIRECTLY)(1)                  OFFERED           INDIRECTLY(2)
-----------------------------------------------------------------------------------------------------------------------------------
William P. McHale, Jr.........      CEO, Chairman of the            376,226/6.9%(3)                306,138             70,088/1.4%
                                      Board and Director
Binay Sugla...................      President and Director          247,133/4.7%(4)                131,629             115,504/2.3%
Jacob J. Goldberg.............      Director                          26,875/*(5)                   20,625               6,250/*
Arun Inam.....................      Director                          12,500/*(6)                   12,500                 0/*
Andrew C. Lipman..............      Director                          26,875/*(7)                   20,625               6,250/*
Carl Pavarini.................      Director                          12,500/*(8)                   12,500                 0/*
C. Daniel Yost................      Director                          26,875/*(9)                   20,625               6,250/*
Bruce M. Crowell..............      Vice President, Chief          111,819/2.2%(10)                 75,819               36,000/*
                                      Financial Officer and
                                      Secretary
Jeffery S. Gill...............      Vice President,                 64,825/1.3%(11)                 64,000                825/*
                                      Professional Services
Louis P. Davidov..............      TPI Specialist                    2,611/*(12)                      485               2,126/*
Proneel Guptan................      Senior Research Engineer          4,253/*(13)                      915               3,338/*
Jeffrey N. Klouda.............      Director, Customer               14,846/*(14)                    6,437               8,409/*
                                      Engineering Services
Vincent D. Leone..............      Vice President, US Sales         11,586/*(15)                    3,836               7,750/*
George P. Lerma...............      Field Engineer                    3,152/*(16)                    1,389               1,763/*
Thomas J. Llewelyn............      Senior Accountant                 6,697/*(17)                    3,959               2,738/*
Fan Maurice Lok...............      Senior Research Engineer          5,765/*(18)                    2,419               3,346/*
Lewis A. Paskin...............      Director, TPI                    13,523/*(19)                    5,073               8,450/*
Judy A. Sarasua...............      National Sales Manager,           8,791/*(20)                    1,562               7,229/*
                                      Gateways
Stephen Van Houten............      Director of Human                20,484/*(21)                    6,471               13,950/*
                                      Resources
James Michael Vogel...........      Senior Architect                 19,192/*(22)                      892               18,300/*
Michael A. Walch..............      Director of Accounting           15,378/*(23)                    5,177               10,201/*

---------------
* Less than one percent.

(1) Applicable percentage of ownership is based on 5,082,402 shares of Common Stock outstanding as of March 31, 2002, plus any Common Stock equivalents held by such holder.

(2) Assumes that all Shares to be offered, as set forth above, are sold pursuant to this offering and that no other shares of Common Stock are acquired or disposed of by the Selling Shareholders prior to the termination of this offering. Because the Selling Shareholders may sell all, some or none of their Shares or may acquire or dispose of other shares of Common Stock, no reliable estimate can be made of the aggregate number of Shares that will be sold pursuant to this offering or the number or percentage of shares of Common Stock that each Selling Shareholder will own upon completion of this offering.

(3) Includes 353,656 vested and unvested options to purchase shares of Common Stock prior to this offering. Also includes 4,002 shares of Common Stock held by Mr. McHale's wife and 639 shares of Common Stock held by Mr. McHale's minor child.

(4) Includes 131,629 vested and unvested options to purchase shares of Common Stock prior to this offering.

(5) Includes 26,875 vested and unvested options to purchase shares of Common Stock prior to this offering.

(6) Includes 12,500 vested and unvested options to purchase shares of Common Stock prior to this offering.

(7) Includes 26,875 vested and unvested options to purchase shares of Common Stock prior to this offering.

(8) Includes 12,500 vested and unvested options to purchase shares of Common Stock prior to this offering.

(9) Includes 26,875 vested and unvested options to purchase shares of Common Stock prior to this offering.

(10) Includes 89,875 vested and unvested options to purchase shares of Common Stock prior to this offering and 5,444 shares issued pursuant to the 2001 Employee Stock Purchase Plan.

(11) Includes 64,000 vested and unvested options to purchase shares of Common Stock prior to this offering.

(12) Includes 2,101 vested and unvested options to purchase shares of Common Stock prior to this offering and 485 shares issued pursuant to the 2001 Employee Stock Purchase Plan.

(13) Includes 3,338 vested and unvested options to purchase shares of Common Stock prior to this offering and 915 shares issued pursuant to the 2001 Employee Stock Purchase Plan.

(14) Includes 8,051 vested and unvested options to purchase shares of Common Stock prior to this offering and 6,437 shares issued pursuant to the 2001 Employee Stock Purchase Plan.

(15) Includes 7,750 vested and unvested options to purchase shares of Common Stock prior to this offering and 3,836 shares issued pursuant to the 2001 Employee Stock Purchase Plan.

(16) Includes 1,763 vested and unvested options to purchase shares of Common Stock prior to this offering and 1,389 shares issued pursuant to the 2001 Employee Stock Purchase Plan.

(17) Includes 2,738 vested and unvested options to purchase shares of Common Stock prior to this offering and 3,959 shares issued pursuant to the 2001 Employee Stock Purchase Plan.

(18) Includes 3,346 vested and unvested options to purchase shares of Common Stock prior to this offering and 2,419 shares issued pursuant to the 2001 Employee Stock Purchase Plan.

(19) Includes 8,175 vested and unvested options to purchase shares of Common Stock prior to this offering and 5,073 shares issued pursuant to the 2001 Employee Stock Purchase Plan.

(20) Includes 7,229 vested and unvested options to purchase shares of Common Stock prior to this offering and 1,562 shares issued pursuant to the 2001 Employee Stock Purchase Plan.

(21) Includes 12,156 vested and unvested options to purchase shares of Common Stock prior to this offering and 6,471 shares issued pursuant to the 2001 Employee Stock Purchase Plan.

(22) Includes 18,300 vested and unvested options to purchase shares of Common Stock prior to this offering and 892 shares issued pursuant to the 2001 Employee Stock Purchase Plan.

(23) Includes 8,738 vested and unvested options to purchase shares of Common Stock prior to this offering and 5,177 shares issued pursuant to the 2001 Employee Stock Purchase Plan.

                              PLAN OF DISTRIBUTION

         The Selling Shareholders have not advised DSET of any specific plan for distribution of the Shares. If and when they occur, such sales may be made in any of the following manners:

     o On the Nasdaq National Market (or through the facilities of any national securities exchange or U.S. inter-dealer quotation system of a registered national securities association, on which the Shares are then listed, admitted to unlisted trading privileges or included for quotation);

     o    In public or privately negotiated transactions;

     o    In transactions involving principals or brokers;

     o    In a combination of such methods of sale; or

     o    Any other lawful methods.

         Although sales of the Shares are, in general, expected to be made at market prices prevailing at the time of sale, the Shares may also be sold at prices related to such prevailing market prices or at negotiated prices, which may differ considerably.

         In offering the Shares covered by this Prospectus, each of the Selling Shareholders and any broker-dealers who sell the Shares for the Selling Shareholders may be "underwriters" within the meaning of the Securities Act of 1933, and any profits realized by such Selling Shareholders and the compensation of such broker-dealers may be underwriting discounts and commissions.

         Sales through brokers may be made by any method of trading authorized by any stock exchange or market on which the Shares may be listed, including block trading in negotiated transactions. Without limiting the foregoing, such brokers may act as dealers by purchasing any or all of the Shares covered by this Prospectus, either as agents for others or as principals for their own accounts, and reselling such Shares pursuant to this Prospectus. The Selling Shareholders may effect such transactions directly, or indirectly through underwriters, broker-dealers or agents acting on their behalf. In connection with such sales, such broker-dealers or agents may receive compensation in the form of commissions, concessions, allowances or discounts, any or all of which might be in excess of customary amounts.

         Each of the Selling Shareholders is acting independently of DSET in making decisions with respect to the timing, manner and size of each sale of Shares. DSET has not been advised of any definitive selling arrangement at the date of this Prospectus between any Selling Shareholder and any broker-dealer or agent.

         To the extent required, the names of any agents, broker-dealers or underwriters and applicable commissions, concessions, allowances or discounts, and any other required information with respect to any particular offer of the Shares by the Selling Shareholders, will be set forth in a Prospectus Supplement.

         The expenses of preparing and filing this Prospectus and the related Registration Statement with the Securities and Exchange Commission will be paid entirely by DSET. Shares of Common Stock covered by this Prospectus also may qualify to be sold pursuant to Rule 144 under the Securities Act of 1933, rather than pursuant to this Prospectus. The Selling Shareholders have been advised that they are subject to the applicable provisions of the Securities Exchange Act of 1934, as amended, including without limitation, Rule 10b-5 thereunder.

         Neither DSET nor the Selling Shareholders can estimate at the present time the amount of commissions or discounts, if any, that will be paid by the Selling Shareholders on account of their sales of the Shares from time to time.

                                  LEGAL MATTERS

         The validity of the shares of Common Stock offered hereby will be passed upon for DSET by Hale and Dorr LLP, 650 College Road East, Princeton, New Jersey 08540.

                                     EXPERTS

       The consolidated financial statements of DSET Corporation as of December 31, 2001 and 2000 and for each of the three years in the period ended December 31, 2001 incorporated by reference herein in this Form S-8 have been so included in reliance on the report (which contains an explanatory paragraph relating to DSET Corporation's ability to continue as a going concern as described in Note 2 to the financial statements) of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

       The financial statements of ISPsoft (a Development Stage Company) as of December 31, 1999 and 2000 and for the period March 30, 1999 (date of inception) to December 31, 1999 and for the year ended December 31, 2000 incorporated by reference in this Registration Statement have been so included in reliance on the report of Amper, Politziner & Mattia, P.A. independent auditors, given on the authority of said firm as experts in auditing and accounting.

                      INFORMATION INCORPORATED BY REFERENCE

         The Securities and Exchange Commission allows DSET to "incorporate by reference" the information DSET files with the Securities and Exchange Commission, which means that DSET can disclose important information to you by referring you to those documents. The information incorporated by reference is an important part of this Prospectus, and information that DSET files later with the Securities and Exchange Commission will automatically update and supersede this information. DSET incorporates by reference the documents listed below and any future filings made by DSET with the Securities and Exchange Commission under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act of 1934 until the filing of a post-effective amendment to this Prospectus which indicates that all securities registered have been sold or which deregisters all securities then remaining unsold:

     o The annual report on Form 10-K for the fiscal year ended December 31, 2001 of DSET Corporation, filed on April 1, 2002, to disclose information regarding the financial position, results of operations and cash flows of DSET Corporation and its subsidiaries;

     o    The current report on Form 8-K filed on February 7, 2002; and

     o The description of DSET's Common Stock, no par value, which is contained in DSET's Registration Statement on Form 8-A filed pursuant to Section 12(g) of the Exchange Act of 1934 in the form declared effective by the Securities and Exchange Commission on March 12, 1998, and any subsequent amendments or reports filed for the purpose of updating such description.

         DSET will provide to any person, including any beneficial owner of its securities, to whom this Prospectus is delivered, a copy of any or all of the information that has been incorporated by reference in this Prospectus but not delivered with this Prospectus. You may make such requests at no cost to you by writing or telephoning DSET at the following address or number:

                  DSET Corporation
                  1160 US Highway 22 East
                  Bridgewater, New Jersey 08807
                  Attention:  Manager, Legal Affairs
                  Telephone:  (908) 526-7500

         You should rely only on the information incorporated by reference or provided in this Prospectus or any Prospectus Supplement. DSET has not authorized anyone else to provide you with different information. DSET is not making an offer of these securities in any state where the offer is not permitted. You should not assume that the information in this Prospectus or any Prospectus Supplement is accurate as of any date other than the date on the front of those documents.

                       WHERE YOU CAN FIND MORE INFORMATION

         DSET files annual, quarterly and special reports, proxy statements and other information with the Securities and Exchange Commission. DSET's Securities and Exchange Commission filings are available to the public over the Internet at the Securities and Exchange Commission's website at http://www.sec.gov. You may also read and copy, at prescribed rates, any document DSET files with the Securities and Exchange Commission at the Securities and Exchange Commission's Public Reference Room at 450 Fifth Street, N.W., Washington, D.C. 20549. Please call the Securities and Exchange Commission at 1-800-SEC-0330 for further information on the Securities and Exchange Commission's Public Reference Room.

         DSET has filed with the Securities and Exchange Commission a Registration Statement on Form S-8 under the Securities Act of 1933 with respect to the Shares offered hereby. This Prospectus, which constitutes a part of that registration statement, does not contain all the information contained in the registration statement and its exhibits. For further information with respect to DSET and the Shares, you should consult the registration statement and its exhibits. Statements contained in this Prospectus concerning the provisions of any documents are necessarily summaries of those documents, and each statement is qualified in its entirety by reference to the copy of the document filed with the Securities and Exchange Commission. The registration statement and any of its amendments, including exhibits filed as a part of the registration statement or an amendment to the registration statement, are available for inspection and copying as described above.

                    INDEMNIFICATION OF DIRECTORS AND OFFICERS

         Section 14A:3-5 of the New Jersey Business Corporation Act permits each New Jersey business corporation to indemnify its directors, officers, employees and agents against expenses and liabilities in connection with any proceeding involving such persons by reason of his serving or having served in such capacities or for each such person's acts taken in his or her capacity as a director, officer, employee or agent of the corporation if such actions were taken in good faith and in a manner which he or she reasonably believed to be in or not opposed to the best interests of the corporation, and with respect to any criminal proceeding, if he or she had no reasonable cause to believe his or her conduct was unlawful, provided that any such proceeding is not by or in the right of the corporation.

         Section 14A:2-7(3) of the New Jersey Business Corporation Act enables a corporation in its certificate of incorporation to limit the liability of directors and officers of the corporation to the corporation or its shareholders. Specifically, the certificate of incorporation may provide that directors and officers of the corporation will not be personally liable for money damages for breach of a duty as a director or an officer, except for liability: (i) for any breach of the director's or officer's duty of loyalty to the corporation or its shareholders; (ii) for acts or omissions not in good faith or which involve a knowing violation of law; (iii) as to directors only, under Section 14A:6-12(1) of the New Jersey Business Corporation Act, which relates to unlawful declarations of dividends or other distributions of assets to shareholders or the unlawful purchase of shares of the corporation; or (iv) for any transaction from which the director or officer derived an improper personal benefit.

         DSET's Amended and Restated Certificate of Incorporation limits the liability of its directors and officers as authorized by Section 14A:2-7(3).

         Article XI of DSET's Amended and Restated By-laws specifies that DSET shall indemnify its directors, officers, employees and agents to the extent such parties are a party to any action because he was a director, officer, employee or agent of DSET. This provision of the By-laws is deemed to be a contract between DSET and each director and officer who serves in such capacity at any time while such provision and the relevant provisions of the New Jersey Business Corporation Act are in effect, and any repeal or modification thereof shall not offset any action, suit or proceeding theretofore or thereafter brought or threatened based in whole or in part upon any such state of facts. The affirmative vote of the holders of at least 80% of the voting power of all outstanding shares of capital stock of DSET is required to adopt, amend or repeal such provisions of the By-laws.

         DSET has executed indemnification agreements with each of its officers and directors pursuant to which DSET has agreed to indemnify such parties to the full extent permitted by law, subject to certain exceptions, if such party becomes subject to an action because such party is a director, officer, employee, agent or fiduciary of DSET.

         DSET has also obtained liability insurance for the benefit of its directors and officers which will provide coverage for losses of directors and officers for liabilities arising out of claims against such persons acting as directors or officers of DSET due to any breach of duty, neglect, error, misstatement, misleading statement, omission or act done by such directors and officers, except as prohibited by law.

         Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers or persons controlling DSET pursuant to the foregoing provisions, DSET has been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is therefore unenforceable.

                                     PART II

               INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

         The Securities and Exchange Commission allows DSET to "incorporate by reference" the information DSET files with the Securities and Exchange Commission, which means that DSET can disclose important information to you by referring you to those documents. The information incorporated by reference is an important part of this registration statement, and information that DSET files later with the Securities and Exchange Commission will automatically update and supersede this information. DSET incorporates by reference the documents listed below and any future filings made by DSET with the Securities and Exchange Commission under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act of 1934 until the filing of a post-effective amendment to this registration statement which indicates that all securities registered have been sold or which deregisters all securities then remaining unsold:

     o The annual report on Form 10-K for the fiscal year ended December 31, 2001 of DSET Corporation, filed on April 1, 2002, to disclose information regarding the financial position, results of operations and cash flows of DSET Corporation and its subsidiaries;

     o    The current report on Form 8-K filed on February 7, 2002; and

     o The description of DSET's Common Stock, no par value, which is contained in DSET's Registration Statement on Form 8-A filed pursuant to Section 12(g) of the Exchange Act of 1934 in the form declared effective by the Securities and Exchange Commission on March 12, 1998, and any subsequent amendments or reports filed for the purpose of updating such description.

Item 4. Description of Securities.

         Not applicable.

Item 5. Interests of Named Experts and Counsel.

         Hale and Dorr LLP has opined as to the legality of the securities being offered by this registration statement.

Item 6. Indemnification of Directors and Officers.

         Section 14A:3-5 of the New Jersey Business Corporation Act permits each New Jersey business corporation to indemnify its directors, officers, employees and agents against expenses and liabilities in connection with any proceeding involving such persons by reason of his serving or having served in such capacities or for each such person's acts taken in his or her capacity as a director, officer, employee or agent of the corporation if such actions were taken in good faith and in a manner which he or she reasonably believed to be in or not opposed to the best interests of the corporation, and with respect to any criminal proceeding, if he or she had no reasonable cause to believe his or her conduct was unlawful, provided that any such proceeding is not by or in the right of the corporation.

         Section 14A:2-7(3) of the New Jersey Business Corporation Act enables a corporation in its certificate of incorporation to limit the liability of directors and officers of the corporation to the corporation or its shareholders. Specifically, the certificate of incorporation may provide that directors and officers of the corporation will not be personally liable for money damages for breach of a duty as a director or an officer, except for liability: (i) for any breach of the director's or officer's duty of loyalty to the corporation or its shareholders; (ii) for acts or omissions not in good faith or which involve a knowing violation of law; (iii) as to directors only, under Section 14A:6-12(1) of the New Jersey Business Corporation Act, which relates to unlawful declarations of dividends or other distributions of assets to shareholders or the unlawful purchase of shares of the corporation; or (iv) for any transaction from which the director or officer derived an improper personal benefit.

         DSET's Amended and Restated Certificate of Incorporation limits the liability of its directors and officers as authorized by Section 14A:2-7(3).

         Article XI of DSET's Amended and Restated By-laws specifies that DSET shall indemnify its directors, officers, employees and agents to the extent such parties are a party to any action because he was a director, officer, employee or agent of DSET. This provision of the By-laws is deemed to be a contract between DSET and each director and officer who serves in such capacity at any time while such provision and the relevant provisions of the New Jersey Business Corporation Act are in effect, and any repeal or modification thereof shall not offset any action, suit or proceeding theretofore or thereafter brought or threatened based in whole or in part upon any such state of facts. The affirmative vote of the holders of at least 80% of the voting power of all outstanding shares of capital stock of DSET is required to adopt, amend or repeal such provisions of the By-laws.

         DSET has executed indemnification agreements with each of its officers and directors pursuant to which DSET has agreed to indemnify such parties to the full extent permitted by law, subject to certain exceptions, if such party becomes subject to an action because such party is a director, officer, employee, agent or fiduciary of DSET.

         DSET has also obtained liability insurance for the benefit of its directors and officers which will provide coverage for losses of directors and officers for liabilities arising out of claims against such persons acting as directors or officers of DSET due to any breach of duty, neglect, error, misstatement, misleading statement, omission or act done by such directors and officers, except as prohibited by law.

Item 7. Exemption from Registration Claimed.

         The issuance of the Shares being offered by the Form S-3 Reoffer Prospectus were or will be deemed exempt from registration under the Securities Act of 1933 in reliance upon either

Section 4(2) of the Securities Act of 1933 as transactions not involving any public offering or Rule 701 under the Securities Act of 1933 as transactions made pursuant to a written compensatory plan or pursuant to a written contract relating to compensation.


Item 8. Exhibits.

Exhibit Number     Description
--------------     -------------------------------------------------------------

   4.1             ISPsoft's 2000 Stock Plan.
   4.2             DSET Corporation 2001 Employee Stock Purchase Plan.
   4.2             DSET Corporation 1998 Stock Plan, as amended.
   5.1             Opinion of Hale and Dorr LLP.
  23.1             Consent of PricewaterhouseCoopers LLP.
  23.2             Consent of Amper, Politziner & Mattia P.A.
  23.3 Consent of Hale and Dorr LLP (contained in the opinion filed as Exhibit 5.1).
  24 Power of Attorney (contained on the signature page of this Registration Statement).

Item 9. Undertakings.

     a.   DSET hereby undertakes:

          (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

          (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

          (ii) To reflect in the prospectus any facts or events arising after the effective date of this registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement; and

          (iii)To include any material information with respect to the plan of distribution not previously disclosed in this registration statement or any material change to such information in this registration statement;

               provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Securities and Exchange Commission by DSET pursuant to Section 13 or Section 15(d) of the Exchange Act of 1934 that are incorporated by reference in this registration statement.

          (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     b. The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Exchange Act of 1934) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     c. Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

                                   SIGNATURES


         Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the Township of Bridgewater, State of New Jersey, on this 23rd day of April, 2002.

                          DSET CORPORATION



                          By:/s/   William P. McHale, Jr.
                             ----------------------------------------------
                             William P. McHale, Jr.
                             Chief Executive Officer

                                POWER OF ATTORNEY

         KNOW ALL MEN BY THESE PRESENTS, that each individual whose signature appears below constitutes and appoints William P. McHale, Jr., his true and lawful attorney-in-fact and agent with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to file the same with all exhibits thereto, and all documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

         Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

        Signature                       Title                        Date
--------------------------    --------------------------------  --------------


/s/ William P. McHale, Jr.    Chairman of the Board, Chief
--------------------------    Executive Officer and Director     April 23, 2002
William P. McHale, Jr.        (Principal Executive Officer)

                              Vice President, Chief Financial
/s/ Bruce M. Crowell          Officer and Secretary              April 23, 2002
--------------------------    (Principal Financial and
Bruce M. Crowell               Accounting Officer)


/s/ Binay Sugla               President and Director             April 23, 2002
--------------------------
Binay Sugla


/s/ Jacob J. Goldberg         Director                           April 23, 2002
--------------------------
Jacob J. Goldberg


/s/ Arun Inam                 Director                           April 23, 2002
--------------------------
Arun Inam


/s/ Andrew D. Lipman          Director                           April 23, 2002
--------------------------
Andrew D. Lipman


/s/ Carl Pavarini             Director                           April 23, 2002
--------------------------
Carl Pavarini


/s/ C. Daniel Yost            Director                           April 23, 2002
--------------------------
C. Daniel Yost

                                  EXHIBIT INDEX


Exhibit Number               Description
--------------   ---------------------------------------------------------
    4.1          ISPsoft's 2000 Stock Plan.
    4.2          DSET Corporation 2001 Employee Stock Purchase Plan.
    4.3          DSET Corporation 1998 Stock Plan, as amended.
    5.1          Opinion of Hale and Dorr LLP.
   23.1          Consent of PricewaterhouseCoopers LLP.
   23.2          Consent of Amper, Politziner & Mattia P.A.
   23.3          Consent of Hale and Dorr LLP (contained in the opinion filed as
                 Exhibit 5.1).
   24            Power of Attorney (contained on the signature page of this
                 Registration Statement).